OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 22nd day of March, 2007.

BETWEEN:

JIUJIANG GAO FENG MINING INDUSTRY LIMITED COMPANY, a company duly incorporated under the laws of Jiangxi Province, China and having an address at Long Xiang Country Trade Building, Kowloon Street, Jiujiang City, Jiujiang Province, China

(hereinafter called “Jiujiang”)

OF THE FIRST PART

AND:

SIERRA VENTURES, INC., a company duly incorporated under the laws of the State of Wyoming, having its registered office at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming, 82001

(hereinafter called "Sierra")

OF THE SECOND PART

WHEREAS:

A.

Jiujiang is the sole beneficial owner of 100% of the right, title and interest in and to the Zhangjiafan Gold Mining property, which is situated in Dexing City, Jiangxi Province, China (hereinafter together with any form of successor or substitute mineral tenure called the "Property").

B.

The parties now wish to enter into an agreement granting to Sierra the exclusive right and option to acquire 25% of the right, title and interest in and to the Property on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

	(a)	"Effective Date" means the date that both parties have signed this Agreement;
	(b)	"Mineral Products" means the products derived from operating the Property as a mine;
(c)

"Net Smelter Returns" means the proceeds received by Sierra from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i) the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport;
(ii) smelting and refining charges including penalties;
(iii) marketing costs.
	(e)	"Option" means the option granted by Jiujiang to Sierra pursuant to Section 3;
(f)

"Operating the Property as a mine" or "Operation of the Property as a mine" means any or all of the mining, milling, smelting, refining or other recovery of ores, minerals, metals or concentrates or values thereof, derived from the Property;

	(g)	"Royalty" means the royalty to be paid by Sierra to Jiujiang pursuant to subsection 9.1;

(h)	"Dollars ($)" means legal currency of the United States of America;
(i)	"(RMB)" means legal currency of the People’s Republic of China;

2.	REPRESENTATIONS AND WARRANTIES

2.1	Sierra represents and warrants to Jiujiang that:

(a) Sierra is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;
(b) Sierra has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Sierra is a party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of Sierra's constating documents.

2.2	Jiujiang represents and warrants to Sierra:

(a)

the Property consists of the Zhangjiafan Gold Mining Property which has been duly and validly recorded is presently in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(b)

Jiujiang is the sole beneficial owner of a 100% interest in and to the Property and has the exclusive right to enter into this Agreement and all necessary authority to dispose of a 25% interest in and to the Property in accordance with the terms of this Agreement;

(c)

no person, firm or corporation has any proprietary or possessory interest in the Property other than Jiujiang and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(e)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which Jiujiang is a party or by which it is bound;

(f) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Sierra and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.	OPTION

3.1

Jiujiang hereby gives and grants to Sierra the sole and exclusive right and option to acquire 25% of the right, title and interest of Jiujiang in and to the Property, subject only to Jiujiang receiving the annual payments, shares and the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

(a)	Sierra, or its permitted assigns, incurring exploration expenditures on the Property of a minimum of US $20,000 on or before May 31, 2008;
(b)	Sierra, or its permitted assigns, incurring exploration expenditures on the Property of a further US $40,000 for aggregate minimum exploration expenses of US $60,000 on or before May 31, 2009; and
(c)	Sierra shall allot and issue 1,000,000 shares in the capital of Sierra to Jiujiang upon completion of a phase I exploration program as recommended by a competent geologist;

3.2

Upon exercise of the Option, Sierra agrees to pay Jiujiang, commencing May 31, 2010, the sum of US $25,000 per annum as prepayment of the Net Smelter Royalty for so long as Sierra, or its permitted assigns, hold any interest in the Property. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.

3.3

Jiujiang further grants to Sierra the right to acquire an additional 26% of the right, title and interest of Jiujiang in and to the Property by the payment of US $25,000 and by incurring an additional US $100,000 in exploration expenditures on the Property on or before May 31, 2010.

4.	RIGHT OF ENTRY

4.1	Until such time as the Option has been exercised, Sierra, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

(a)	enter upon the Property;
(b)	have exclusive and quiet possession thereof;
(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as Sierra in its sole discretion may consider advisable; and
(d)	bring and erect upon the Property such facilities as Sierra may consider advisable.

5.	TERMINATION

5.1	Subject to Section 8, this Agreement and the Option will terminate:

(a)	on May 31, 2008 at 11:59 P.M., unless on or before that date, Sierra has incurred exploration expenditures of a minimum of US $20,000 on the Property;
(b)	on May 31, 2009 at 11:59 P.M., unless on or before that date, Sierra has incurred exploration expenditures of a cumulative minimum of US $60,000 on the Property;
(c)	at 11:59 P.M. on May 31 of each and every year, commencing on May 31, 2010, unless Sierra has paid to Jiujiang the sum of US $25,000 on or before that date.

6.	COVENANTS OF JIUJIANG

6.1	Jiujiang will:

(a) not do any act or thing which would or might in any way adversely affect the rights of Sierra hereunder;

(b)

make available to Sierra and its representatives all records and files in the possession of Jiujiang relating to the Property and permit Sierra and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)	promptly provide Sierra with any and all notices and correspondence from government agencies in respect of the Property.

7.	COVENANTS OF SIERRA

7.1	Sierra will:

(a)

keep the Property free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit Jiujiang, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by Sierra in connection with work done on or with respect to the Property;

(c)

conduct all work on or with respect to the Property in a careful and miner-like manner and in compliance with all applicable State, Provincial and local laws, rules, orders and regulations, and indemnify and save Jiujiang harmless from any and all claims, suits, actions made or brought against it as a result of work done by Sierra on or with respect to the Property; and

(d)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance.

8.	EXERCISE OF OPTION

8.1

Once Sierra has incurred the exploration expenditures, and made the payments set out in Section 3.1, Sierra will, subject to the right of Jiujiang to receive the Royalty and the obligation of Sierra to make the annual payments set out in Section 3.2, own 25% of Jiujiang' right, title, and interest in and to the Property.

9.	ROYALTY

9.1	Sierra will pay to Jiujiang an annual royalty equal to three percent (3%) of Net Smelter Returns, subject to Section 9.4.

9.2

After the exercise of the Option, payment of the Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of January and expiring on the 31st day of December in any year in which production occurs. Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Sierra and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit. All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Sierra in respect thereof if such payments or calculations thereof are not disputed by Jiujiang within 60 days after receipt by Jiujiang of the said audit statement. Sierra will maintain accurate records relevant to the determination of Net Smelter Returns and Jiujiang, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3

The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Property except that Sierra will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided Sierra will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to commingled ore mined and produced from the Property. Sierra will maintain accurate records of the results of such sampling, weighing and analysis with respect to any commingled ore mined and produced from the Property. Jiujiang or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to comingling of ore or to the calculation of Net Smelter Returns.

9.4	Sierra shall have the right at any time to purchase one-half of the Royalty by paying to Jiujiang the sum of US $500,000 per Royalty percentage point.

10.	OBLIGATIONS OF SIERRA AFTER TERMINATION

10.1	In the event of the termination of the Option, Sierra will:

(a)

leave the Property in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)

deliver to Jiujiang within 60 days of its written request a comprehensive report on all work carried out by Sierra on the Property (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by Sierra with respect to the Property;

(c)

have the right, and obligation on demand made by Jiujiang, to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of Sierra provided that at the option of Jiujiang, any or all of facilities not so removed will become the property of Jiujiang; and

(d)	deliver to Jiujiang a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of Jiujiang, or its nominee.

11.	TRANSFER OF TITLE

11.1

Upon the request of Sierra, Jiujiang will deliver to Sierra a duly executed transfer in registrable form of an undivided 100% of Jiujiang' right, title and interest in and to the Property in favour of Sierra which Sierra will be entitled to register against title to the Property provided that transfer of legal title to the Property as set forth in this Subsection 11.1 is for administrative convenience only and beneficial ownership of a 25% interest in the Property will pass to Sierra only in accordance with the terms and conditions of this Agreement.

12.	REGISTRATION OF AGREEMENT

12.1

Notwithstanding Section 11 of this Agreement, Sierra or Jiujiang will have the right at any time to register this Agreement or a Memorandum or similar legally binding document thereof against title to the Property.

13.	DISPOSITION OF CLAIM

13.1

Sierra may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that, at any time, Sierra has first obtained the consent in writing of Jiujiang, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to Jiujiang its agreement related to this Agreement and to the Property, containing:

(a)	a covenant with Jiujiang by such transferee to perform all the obligations of Sierra to be performed under this Agreement in respect of the interest to be acquired by it from Sierra, and
(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Subsection 13.1.

13.2

The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.	ABANDONMENT OF PROPERTY

14.1

Sierra shall have the unfettered right at any time after the exercise of the Option to abandon all or any part of its interest in the Property by delivering a notice in writing of their intention to do so to Jiujiang, such notice to list the part or parts of the Property to be abandoned, and if within 30 days of receipt of such notice Jiujiang delivers to Sierra a notice ("Reacquisition Notice") stating its intention to reacquire all or part or parts of the Property, Sierra will deliver to Jiujiang duly executed recordable transfers of its interest in such part or parts of the Property as Jiujiang has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Sierra or its agents or subcontractors hereunder.

15.	CONFIDENTIAL NATURE OF INFORMATION

15.1

The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

16.	FURTHER ASSURANCES

16.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

17.	NOTICE

17.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)	if to Jiujiang
Jiujiang Gao Feng Mining Company, Long Xiang Country Trade Building,
Kowloon Street, Jiujiang City, Jiujiang Province, China
Attention: Huang Zhong Bang

(b)	if to The Sierra Group
1620 Central Avenue, Suite 202 Cheyenne Wyoming, USA 82001
Attention: Ian Jackson

l7.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifteenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

18.	ARBITRATION

18.1

Any disputes arising out of the Agreement or related to the performance under this Agreement shall be referred to and be resolved solely through Arbitration. The parties consent to the arbitration being administered and conducted in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be held in Cheyenne, Wyoming. The unsuccessful party shall bear the costs of the arbitration including without limitation the reasonable costs of the successful party’s attorney fees. The parties agree that and intend that the results of the arbitration shall be final and binding on, and non-appealable by, the parties. Each party hereby waives recourse to the courts in lieu of arbitration, save and except for the sole purpose of enforcement of any arbitration award.

19.	HEADINGS

19.1	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

20.	DEFAULT

20.1

If any party (a "Defaulting Party") is in default of any requirement herein set forth other than the provisions of Section 5 for which notice of default need not be given, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

21.	PAYMENT

21.1

All references to monies hereunder will be in Chinese (RMB ) funds except where otherwise designated. All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in China as such party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating party for the purpose of receiving and collecting such payment.

22.	ENUREMENT

22.1	Subject to Section 13, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

23.	TERMS

23.1	The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Wyoming.

24.	FORCE MAJEURE

24.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non- availability of materials or transportation (each an "Intervening Event").

24.2

All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

24.3

A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

25.	ENTIRE AGREEMENT

25.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

26.	TIME OF ESSENCE

26.1	Time will be of the essence in this Agreement.

27.	ENFORCEMENT OF AGREEMENT

27.1	The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

JIUJIANG GAO FENG MINING LIMITED COMPANY

Per:        /s/  “Huang Zhong Bang”

               by its Authorized Signatory

SIERRA VENTURES, INC.

Per:         /s/ “Ian Jackson”

               by its Authorized Signatory